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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

                INTELLIGROUP ANNOUNCES DELAY IN FILING FORM 10-Q

            CONFERENCE CALL SCHEDULED FOR AUGUST 24 AT 8:30 A.M. EDT

EDISON, N.J., August 17, 2004 /PRNewswire-FirstCall/ -- Intelligroup, Inc., (Nasdaq: ITIG), a leading global provider of strategic IT outsourcing services, today announced that it will delay the filing with the SEC of its second quarter 2004 report on Form 10-Q. The Company anticipates filing its second quarter report no later than September 17, 2004.

The Company attributes the delay to a variety of factors including its recent implementation of an upgraded financial system combined with turnover in key positions in its financial department. As a result of these changes, the Company is undertaking a more comprehensive review of its quarterly results. The Company believes that these challenges are temporary and that the changes will improve its ability to report financial information timely.

The Company reiterates that there have been no disagreements with its public accounting firm, Deloitte & Touche LLP, on any matter of accounting principles or practices, financial statements disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its previously issued reports.

The conference call scheduled for August 24, 2004 at 8:30 a.m. EDT will be conducted as planned and senior management will provide an update on the issues contained in this press release and answer questions from the investment community. The Company will schedule another call in September to discuss final second quarter results.

A live broadcast of the call can be accessed on the web at http://www.intelligroup.com, or by telephone at (800) 289-0544 (United States) or (913) 981-5533 (International), access code Intelligroup. Please access the web site before 8:15 a.m. to register, download any necessary software and access any accompanying presentation materials. For those who cannot access the live event, the conference call will be archived on the Intelligroup website for 12 months.

A replay of the conference call will also be available by telephone 24 hours a day from 11:30 a.m. EDT on Tuesday, August 24, 2004 through 12:00 a.m. EDT on Tuesday, September 14, 2004, by calling (888) 203-1112 in the United States or
(719) 457-0820 internationally, access code 296888.


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ABOUT INTELLIGROUP
Intelligroup, Inc. is a leading global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.